Exhibit 10.59

1000 Mylan Boulevard Canonsburg, PA 15317 USA Phone 724.514.1800 Fax 724.514.1870 Web mylan.com

November 4, 2014

Letter Agreement

Dear Robert:

Reference is made to your Third Amended and Restated Executive Employment Agreement, entered into on February 25, 2014 and effective as of January 1, 2014, with Mylan Inc. (the “Company”), as such agreement may be amended from time to time (the “Employment Agreement”). The Employment Agreement provides for certain benefits upon a termination of employment with Good Reason (as such term is defined in the Employment Agreement). By executing this letter agreement, for good and valuable consideration (including the agreement of the parties hereto that, by entering into this letter agreement, immediately following the consummation of the Transaction (as defined below), you shall have the title and position of Executive Chairman of Mylan N.V., the term “Executive Chairman” as used in the Employment Agreement shall include the title and position of Executive Chairman of Mylan N.V., the authority, duties and responsibilities set forth in Section 1 of the Employment Agreement shall include the corresponding authority, duties and responsibilities associated with your title and position as Executive Chairman of Mylan N.V., you shall serve as Chairman of the board of directors of Mylan N.V. and references to “the Company” in the definition of Good Reason shall be deemed to refer to both Mylan Inc. and Mylan N.V.), you acknowledge and agree that you will not have Good Reason under clause (1) of the definition thereof for any purpose of the Employment Agreement solely as a result of (i) the Company becoming a wholly-owned subsidiary of Mylan N.V. pursuant to the Business Transfer Agreement and Plan of Merger, dated as of July 13, 2014, by and among Abbott Laboratories, an Illinois corporation, the Company and the other parties thereto, as amended and as may be further amended from time to time (the transaction contemplated by such agreement, the “Transaction”), (ii) your becoming Executive Chairman of Mylan N.V., or (iii) your becoming a non-executive member of the board of directors of Mylan N.V. for purposes of Dutch law (collectively, the “Reorganization”). This letter agreement shall be effective solely with respect to the Reorganization, shall have no effect of any kind on whether any event, action or occurrence that occurs prior to and/or following the consummation of the Reorganization constitutes Good Reason, and shall not be deemed or construed as a waiver of any rights under the Employment Agreement except as expressly stated herein. All other provisions of the Employment Agreement, as modified by the foregoing, shall remain in full force and effect notwithstanding this letter agreement. This letter agreement shall be binding on the parents, subsidiaries and affiliates of the Company.

MYLAN INC.,
By
/s/ Rodney L. Piatt
Name: Rodney L. Piatt
Title: Chairman, Compensation Committee of the Mylan Inc. Board of Directors

Acknowledged and agreed:

/s/ Robert J. Coury
Robert J. Coury